Exhibit 10.1

TRANSITION SERVICES AGREEMENT

BETWEEN

GREATBATCH, INC.

and

QIG GROUP, LLC

(to be converted into NUVECTRA CORPORATION)

Dated                     , 2016

i

Schedule A – Schedule of Transition Services and Fees

ii

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (together with Schedule A hereto, this “Agreement”) is entered into as of                     , 2016, by and between Greatbatch, Inc., a Delaware corporation (“GB”), and QiG Group, LLC, a Delaware limited liability company (to be converted into Nuvectra Corporation, a Delaware corporation) (“Nuvectra”).

WHEREAS, the Board of Directors of GB has determined that it would be appropriate and desirable for GB to distribute (the “Distribution”) on a pro rata basis to the holders of outstanding shares of common stock, par value $0.001 per share, of GB all of the outstanding shares of common stock, par value $0.001 per share, of Nuvectra owned by GB;

WHEREAS, in order to effectuate the foregoing, GB and Nuvectra have entered into a Separation and Distribution Agreement, dated as of the date hereof (the “Separation Agreement”), which provides, among other things, upon the terms and subject to the conditions thereof, for the separation of the respective businesses of GB and Nuvectra and the Distribution, and the execution and delivery of certain other agreements, including this Agreement, in order to facilitate and provide for the foregoing; and

WHEREAS, in order to provide for an orderly transition under the Separation Agreement, it will be advisable for GB to provide to Nuvectra those services described herein for a period of time.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Additional Transition Services” has the meaning set forth in Section 2.3.

“Agreement” has the meaning set forth in the preamble.

“Distribution” has the meaning set forth in the recitals.

“Force Majeure Event” has the meaning set forth in Section 10.1.

“GB” has the meaning set forth in the preamble.

“IT Guidelines” has the meaning set forth in Section 2.1(c).

“Nuvectra” has the meaning set forth in the preamble.

“Schedule A” means the Schedule A attached hereto.

“Separation Agreement” has the meaning set forth in the recitals.

“Service Coordinator” has the meaning set forth in Section 2.2.

“Transition Services” has the meaning set forth in Section 2.1(a).

“Tax” has the meaning set forth in Section 4.4.

Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings assigned to such terms in the Separation Agreement.

ARTICLE II

TRANSITION SERVICES

Section 2.1 Transition Services.

(a) Upon the terms and subject to the conditions of this Agreement, GB, acting directly or through its Affiliates and its and their respective employees, agents, contractors or independent third parties designated by any of them, agrees to use commercially reasonable efforts to provide or to cause to be provided services to the Nuvectra Group as set forth in Schedule A (including any Additional Transition Services provided in accordance with Section 2.3 hereof, all such services are collectively referred to herein as the “Transition Services”).

(b) At all times during the performance of the Transition Services, all Persons performing such Transition Services (including agents, temporary employees, independent third parties and consultants) shall be construed as being independent from the Nuvectra Group, and such Persons shall not be considered or deemed to be employees of any member of the Nuvectra Group nor entitled to any employee benefits of Nuvectra as a result of this Agreement. The responsibility of such Persons is to perform the Transition Services in accordance with this Agreement and, as necessary, to advise the applicable member of the Nuvectra Group in connection therewith, and such Persons shall not be responsible for decision-making on behalf of any member of the Nuvectra Group. Such Persons shall not be required to report to management of any member of the Nuvectra Group nor be deemed to be under the management or direction of any member of the Nuvectra Group. Nuvectra acknowledges and agrees that, except as may be expressly set forth herein as a Transition Service (including any Additional Transition Services provided in accordance with Section 2.3 hereof) or otherwise expressly set forth in the Agreement or any other Ancillary Agreement, no member of the GB Group shall be obligated to provide, or cause to be provided, any service or goods to any member of the Nuvectra Group.

(c) Notwithstanding anything to the contrary in this Agreement, GB and other members of the GB Group shall not be required to perform Transition Services hereunder or take any actions relating thereto that conflict with or violate any applicable law, contract, license, authorization, certification or permit, GB’s Code of Business Conduct and Ethics or other corporate governance policies, or GB’s information technology security and data transfer guidelines (the “IT Guidelines”), as each may be amended from time to time.

(d) Nuvectra, for itself and the other members of the Nuvectra Group, acknowledges and agrees to abide by the IT Guidelines during the term of this Agreement.

Section 2.2 Service Coordinators. Each party will nominate in writing a representative to act as the primary contact with respect to the provision of the Transition Services and the resolution of disputes under this Agreement (each such person, a “Service Coordinator”). The initial Service Coordinators shall be Timothy G. McEvoy and Chris Hanna (or their respective designees) for each of GB and Nuvectra, respectively. The Service Coordinators shall meet as expeditiously as possible to resolve any dispute hereunder; and any dispute that is not resolved by the Service Coordinators within 30 days shall be resolved in accordance with the dispute resolution procedures set forth in Article V of the Separation Agreement. Each party hereto may treat an act of a Service Coordinator of the other party hereto which is consistent with the provisions of this Agreement as being authorized by such other party without inquiring behind such act or ascertaining whether such Service Coordinator had authority to so act; provided, however, that no such Service Coordinator shall have authority to amend this Agreement. GB and Nuvectra shall advise each other promptly (in any case no more than five Business Days) in writing of any change in their respective Service Coordinators, setting forth the name of the replacement, and stating that the replacement Service Coordinator is authorized to act for such party in accordance with this Section 2.2.

Section 2.3 Additional Transition Services. Nuvectra may request additional Transition Services (the “Additional Transition Services”) from GB by providing written notice to GB, which GB in its sole discretion may decline to provide. If GB undertakes to provide the Additional Transition Services, the parties shall negotiate in good faith regarding a written agreement as to the nature, cost, duration and scope of such Additional Transition Services, GB and Nuvectra shall supplement in writing Schedule A to include such Additional Transition Services. Except where the context otherwise indicates or requires, any such Additional Transition Services shall be deemed to be “Transition Services” under this Agreement.

Section 2.4 Third Party Transition Services. GB shall have the right to hire third-party subcontractors to provide all or part of any Transition Service hereunder to the extent it reasonably determines it requires the use of third-party subcontractors in providing any such Transition Service; provided, however, that GB shall be responsible for the costs of such third-party contractor. If Nuvectra requests Transition Services outside the scope of this Agreement, then GB will notify Nuvectra that such Transition Services are outside the scope and GB shall have the right to hire third-party subcontractors and Nuvectra will be responsible for the costs of such third-party subcontractors; provided that no failure by GB to notify Nuvectra that such Transition Services are outside the scope of this Agreement will affect Nuvectra’s responsibility for the cost of such third party subcontractors.

Section 2.5 Standard of Performance; Limitation of Liability.

(a) The Transition Services to be provided hereunder shall be performed with the same general degree of care, at the same general level and at the same general degree of accuracy and responsiveness, as when performed for the GB Group (including, for this purpose, Nuvectra and its subsidiaries) prior to the date of this Agreement. While GB agrees to use commercially reasonable efforts in providing the Transition Services, it is understood and agreed that GB and the members of the GB Group are not professional providers of the types of services included in the Transition Services and that GB personnel performing Transition Services have other responsibilities and will not be dedicated full-time to performing Transition Services hereunder. GB also represents that it shall, and shall cause its Affiliates to, comply at all times during the term of this Agreement with all applicable laws and regulations relating in any way to the Transition Services. GB shall, if required, obtain and maintain all material permits, approvals and licenses necessary or appropriate to perform its duties and obligations (including all Transition Services) under this Agreement and shall at all times comply (or in the case of any providers of Transition Services who are contractors or independent third parties, to use commercially reasonable efforts to cause them to comply) with the terms and conditions of such permits, approvals and licenses.

(b) In the event GB or any member of the GB Group fails to provide, or cause to be provided, the Transition Services in accordance with the standard of service set forth in Section 2.5(a) or Section 2.5(c), Nuvectra may object to any amounts invoiced for such Transition Services in accordance with Section 4.2; provided, however, that in the event GB defaults in the manner described in Section 7.1(c), Nuvectra shall have the further rights set forth in Section 7.1(c).

(c) EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 2.5, NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESSED OR IMPLIED (INCLUDING THE WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO ANY REPRESENTATION OR DESCRIPTION), ARE MADE BY GB OR ANY MEMBER OF THE GB GROUP WITH RESPECT TO THE TRANSITION SERVICES UNDER THIS AGREEMENT AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL SUCH REPRESENTATIONS OR WARRANTIES ARE HEREBY WAIVED AND DISCLAIMED. NUVECTRA (ON ITS OWN BEHALF AND ON BEHALF OF EACH OTHER MEMBER OF THE NUVECTRA GROUP) HEREBY EXPRESSLY WAIVES ANY RIGHT NUVECTRA OR ANY MEMBER OF THE NUVECTRA GROUP MAY OTHERWISE HAVE FOR ANY LOSSES, TO ENFORCE SPECIFIC PERFORMANCE OR TO PURSUE ANY OTHER REMEDY AVAILABLE IN CONTRACT, AT LAW OR IN EQUITY IN THE EVENT OF ANY NON-PERFORMANCE, INADEQUATE PERFORMANCE, FAULTY PERFORMANCE OR OTHER FAILURE OR BREACH BY GB OR ANY MEMBER OF THE GB GROUP UNDER OR RELATING TO THIS AGREEMENT, NOTWITHSTANDING THE NEGLIGENCE OR GROSS NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE) OF GB OR ANY MEMBER OF THE GB GROUP OR ANY THIRD PARTY SERVICE PROVIDER AND WHETHER DAMAGES ARE ASSERTED IN CONTRACT OR TORT, UNDER FEDERAL, STATE OR NON U.S. LAWS OR OTHER STATUTE OR OTHERWISE; PROVIDED, HOWEVER, THAT THE FOREGOING WAIVER SHALL NOT EXTEND TO COVER, AND GB SHALL BE RESPONSIBLE FOR, SUCH LOSSES CAUSED BY THE WILLFUL MISCONDUCT OF GB OR ANY MEMBER OF THE GB GROUP OR AN INTENTIONAL BREACH UNDER THE AGREEMENT BY GB OR ANY MEMBER OF THE GB GROUP. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL THE GB GROUP BE LIABLE TO THE NUVECTRA GROUP WITH RESPECT TO CLAIMS ARISING OUT OF THIS AGREEMENT FOR AMOUNTS IN THE AGGREGATE EXCEEDING SEVEN HUNDRED AND FIFTY THOUSAND DOLLARS ($750,000).

Section 2.6 Service Boundaries and Scope.

(a) Except as provided in Schedule A for a specific Transition Service: (i) GB shall be required to provide, or cause to be provided, the Transition Services only at the locations such Transition Services are being provided by any member of the GB Group for any member of the Nuvectra Group immediately prior to the Distribution Date; provided, however, that, to the extent any such Transition Service is to be provided by an employee of GB who works in the Clarence, New York, Plano, Texas or Frisco, Texas corporate offices of GB, such Transition Service shall, to the extent feasible, only be provided by such employee from the corporate offices of GB; and (ii) the Transition Services shall be available only for purposes of conducting the business of the Nuvectra Group substantially in the manner it was conducted immediately prior to the Distribution Date.

(b) In providing, or causing to be provided, the Transition Services, GB shall not be obligated to: (i) maintain the employment of any specific employee or hire additional employees or third-party service providers; (ii) purchase, lease or license any additional equipment (including computer equipment, furniture, furnishings, fixtures, machinery, vehicles, tools and other tangible personal property), software or other assets, rights or properties; (iii) make modifications to its existing systems or software, including renewing or extending any software license beyond its current term; (iv) provide any member of the Nuvectra Group with access to any systems or software other than those to which it has authorized access immediately prior to the Distribution Date and for which it is reasonably practical to segregate Nuvectra Group data from GB data; (v) pay any costs related to the transfer or conversion of data of any member of the Nuvectra Group; (vi) administer Nuvectra Group benefit plans or (vii) facilitate or conduct audits by or for any regulatory agency, including, but not limited to, the United States Department of Labor. For the avoidance of doubt, the Transition Services do not include any services required for or as the result of any business acquisitions, divestitures, start-ups or terminations by the Nuvectra Group.

Section 2.7 Cooperation. GB and Nuvectra shall cooperate with one another in good faith and provide such further assistance as the other party may reasonably request in connection with the provision of Transition Services hereunder.

Section 2.8 Nature of Transition Services; Changes. Subject to Sections 2.3 and 2.5, the parties acknowledge the temporary nature of the Transition Services and that GB may make changes from time to time in the manner of performing the Transition Services. If such change in performance is expected to be material to Nuvectra, GB agrees to provide Nuvectra with prompt notice of such change. Nuvectra acknowledges (for itself and for the other members of the Nuvectra Group) that the employees of GB or any other members of the GB Group who may be assisting in the provision of Transition Services hereunder are at-will employees and, as such, may terminate or be terminated from employment with GB or any of the other members of the GB Group providing Transition Services hereunder at any time for any reason.

Section 2.9 Access. During the term of this Agreement and for so long as any Transition Services are being provided to Nuvectra by GB, Nuvectra will provide GB and its authorized representatives reasonable access, during regular business hours upon reasonable notice, to Nuvectra and its employees, representatives, facilities and books and records as GB and its representatives may reasonably require in order to perform such Transition Services.

ARTICLE III

SERVICE CHARGES

Section 3.1 Compensation. In consideration for the provision of the Transition Services, Nuvectra shall pay to GB or, at the election of GB, a member of the GB Group, the applicable fees as set forth in Schedule A.

ARTICLE IV

PAYMENT

Section 4.1 Payment. Except as otherwise provided in Schedule A for a specific Transition Service, charges for Transition Services shall be invoiced monthly by GB or, at its option, the member of the GB Group providing the Transition Service. Nuvectra shall make the corresponding payment no later than 60 days after receipt of the invoice. Each invoice shall be directed to the Nuvectra Service Coordinator or such other person designated in writing from time to time by such Service Coordinator. The invoice shall set forth in reasonable detail the Transition Services rendered and the invoice amount for the Transition Services rendered for the period covered by such invoice. Interest will accrue on any unpaid amounts at eighteen percent (18%) per annum (compounded monthly) or, if less, the maximum non-usurious rate of interest permitted by applicable law, until such amounts, together with all accrued and unpaid interest thereon, are paid in full. All timely payments under this Agreement shall be made without early payment discount. If GB incurs any reasonable out-of-pocket expenses or remits funds to a third-party on behalf of Nuvectra, in either case in connection with the rendering of Transition Services, then GB shall include such amount on its monthly invoice to Nuvectra, with reasonable supporting documentation, and Nuvectra shall reimburse that amount to GB pursuant to this Section 4.1 as part of its next monthly payment.

Section 4.2 Payment Disputes. Nuvectra may object to any invoiced amounts for any Transition Service at any time before, at the time of, or after payment is made, provided such objection is made in writing to GB within 30 days following the date of the disputed invoice. Nuvectra shall timely pay the disputed items in full while resolution of the dispute is pending; provided, however, that GB shall pay interest at a rate of eighteen percent (18%) per annum (compounded monthly) on any amounts it is required to return to Nuvectra upon resolution of the dispute. Payment of any amount shall not constitute approval thereof. The Service Coordinators shall meet as expeditiously as possible to resolve any dispute. Any dispute that is not resolved by the Service Coordinators within 60 days following the date of the disputed invoice shall be resolved in accordance with the dispute resolution and arbitration procedures set forth in Article V of the Separation Agreement. Upon written request, GB will provide to Nuvectra reasonable detail and support documentation to permit Nuvectra to verify the accuracy of an invoice.

Section 4.3 Review of Charges; Error Correction. GB shall maintain accurate books and records (including invoices of third parties) related to the Transition Services sufficient to calculate, and allow Nuvectra to verify, the amounts owed under this Agreement. From time to time until 90 days following the termination of this Agreement, Nuvectra shall have the right to review, and GB shall provide access to, such books and records to verify the accuracy of such amounts, provided that such reviews shall not occur more frequently than once per calendar quarter. Each such review shall be conducted during normal business hours and in a manner that does not unreasonably interfere with the operations of GB. If, as a result of any such review, Nuvectra determines that it overpaid any amount to GB, then Nuvectra may raise an objection pursuant to the provisions of Section 4.2. Nuvectra shall bear the cost and expense of any such review. GB shall make adjustments to charges as required to reflect the discovery of errors or omissions in charges.

Section 4.4 Taxes. All transfer taxes, excises, fees or other charges (including value added, sales, use or receipts taxes, but not including a tax on or measured by the income, net or gross revenues, business activity or capital of a member of the GB Group), or any increase therein, now or hereafter imposed directly or indirectly by law upon any fees paid hereunder for Transition Services, which a member of the GB Group is required to pay or incur in connection with the provision of Transition Services hereunder (“Tax”), shall be passed on to Nuvectra as an explicit surcharge and shall be paid by Nuvectra in addition to any Transition Service fee payment, whether included in the applicable Transition Service fee payment, or added retroactively. If Nuvectra submits to GB a timely and valid resale or other exemption certificate acceptable to GB and sufficient to support the exemption from Tax, then such Tax will not be added to the Transition Service fee payable pursuant to Article III; provided, however, that if a member of the GB Group is ever required to pay such Tax, Nuvectra will promptly reimburse GB for such Tax, including any interest, penalties and attorney’s fees related thereto. The parties will cooperate to minimize the imposition of any Taxes.

Section 4.5 Records. GB shall maintain true and correct records of all receipts, invoices, reports and such other documents relating to the Transition Services hereunder in accordance with its standard accounting practices and procedures, consistently applied. GB shall retain such accounting records and make them available to Nuvectra’s authorized representatives and auditors for a period of not less than one year from the close of each fiscal year of GB; provided, however, that GB may, at its option, transfer such accounting records to Nuvectra upon termination of this Agreement.

ARTICLE V

TERM

Section 5.1 Term. Subject to Articles VI and VII, the GB Group shall provide each Transition Service to the Nuvectra Group pursuant to this Agreement for the time period set forth in Schedule A relating to that specific Transition Service and, if a time period is not specified on Schedule A with respect to that specific Transition Service, for a period of no longer than two years from the Distribution Date. In accordance with the Separation Agreement and Article VI of this Agreement, Nuvectra shall undertake to provide to itself and the other members of the Nuvectra Group, and to terminate as soon as reasonably practicable, the Transition Services provided to the Nuvectra Group hereunder. The parties shall cooperate as reasonably required to effectuate an orderly and systematic transfer to the Nuvectra Group or a third-party service provider designated by the Nuvectra Group of all or any portion of the duties and obligations previously performed by GB or a member of the GB Group under this Agreement. Except as otherwise expressly agreed or unless sooner terminated, this Agreement shall commence upon the Distribution Date and shall continue in full force and effect between the parties for so long as any Transition Service set forth in Schedule A hereto is being provided to Nuvectra or members of the Nuvectra Group, and this Agreement shall terminate upon the cessation of all Transition Services provided hereunder.

ARTICLE VI

DISCONTINUATION OF TRANSITION SERVICES

Section 6.1 Discontinuation of Transition Services. At any time after the Distribution Date, Nuvectra may, without cause and in accordance with the terms and conditions hereunder and the Separation Agreement, request the discontinuation of one or more specific Transition Services by giving GB at least 30 days’ prior written notice; provided, however, that any such discontinuation will not affect the amounts payable to GB hereunder unless the discontinued Transition Services represent all of the remaining Transition Services to be provided in Schedule A and then any amounts payable to GB will be reduced only to the extent of the charges specifically identified in Schedule A. Nuvectra shall be liable to GB for all costs and expenses GB or any member of the GB Group remains obligated to pay in connection with any discontinued Transition Service or Transition Services, except in the case of a Transition Service terminated by Nuvectra pursuant to Section 7.1(c).

Section 6.2 Procedures Upon Discontinuation or Termination of Transition Services. Upon the discontinuation or termination of a Transition Service hereunder, this Agreement shall be of no further force and effect with respect to such Transition Service, except as to obligations accrued prior to the date of discontinuation or termination; provided, however, that Articles I, IV, VIII, IX and XI and Section 2.5(c) of this Agreement shall survive such discontinuation or termination and any such termination shall not affect any obligation for the payment of Transition Services rendered prior to termination. Each party and the applicable member(s) of its respective Group shall, within 90 days after discontinuation or termination of a Transition Service, to the extent reasonably practicable, deliver to the other party and the applicable member(s) of its respective Group originals of all books, records, contracts, receipts for deposits and all other papers or documents in its possession which pertain exclusively to the business of the other party and relate to such Transition Service; provided that a party may retain copies of material provided to the other party pursuant to this Section 6.2 as it deems necessary or appropriate in connection with its financial reporting obligations or internal control practices and policies.

ARTICLE VII

DEFAULT

Section 7.1 Termination for Default.

(a) In the event of a failure of Nuvectra to pay for Transition Services in accordance with the terms of this Agreement within 15 days of the due date thereof, GB shall notify Nuvectra of such late payment and if Nuvectra fails to pay such invoice within five days of its receipt of such notice, GB shall have the right, in its sole discretion, to immediately terminate this Agreement with respect to all Transition Services.

(b) In the event of a default, in any material respect, in the due performance or observance by Nuvectra of any of the other terms, covenants or agreements contained in this Agreement, which default is not cured within 30 days of receipt of a written notice of such default, GB shall have the right, in its sole discretion, to immediately terminate the Transition Service with respect to which the default occurred.

(c) In the event of a default, in any material respect, in the due performance or observance by GB of any of the other terms, covenants or agreements contained in this Agreement, which default is not cured within 30 days of receipt of a written notice of such default, Nuvectra shall have the right, in its sole discretion, to immediately terminate the Transition Service with respect to which the default occurred.

ARTICLE VIII

INDEMNIFICATION AND WAIVER

Section 8.1 Waiver of Consequential Damages. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY UNDER THIS AGREEMENT FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES OR ANY LOST PROFITS OR REVENUES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE OR GROSS NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY’S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES TO THIRD PARTIES AS SET FORTH IN THIS AGREEMENT, THE SEPARATION AGREEMENT OR ANY ANCILLARY AGREEMENT.

Section 8.2 Transition Services Received.

Nuvectra hereby acknowledges and agrees that:

(a) the Transition Services to be provided hereunder are subject to and limited by the provisions of Section 2.5, Article VII and the other provisions hereof, including the limitation of remedies available to Nuvectra that restricts available remedies resulting from a Transition Service not provided in accordance with the terms hereof to non-payment and, in certain limited circumstances, the right to terminate this Agreement;

(b) the Transition Services are being provided solely to facilitate the transition of Nuvectra to a separate company as a result of the Distribution, and GB and its Affiliates do not provide any such Transition Services to non-Affiliates;

(c) it is not the intent of GB and the other members of the GB Group to render, nor of Nuvectra and the other members of the Nuvectra Group to receive from GB and the other members of the GB Group, professional advice or opinions, whether with regard to tax, legal, treasury, finance, employment or other business and financial matters, or technical advice, whether with regard to information technology or other matters; Nuvectra shall not rely on, or construe, any Transition Service rendered by or on behalf of GB as such professional advice or opinions or technical advice; and Nuvectra shall seek all third-party professional advice and opinions or technical advice as it may desire or need, and in any event Nuvectra shall be responsible for and assume all risks associated with the Transition Services, except to the limited extent set forth in Section 2.5 and Article VII;

(d) with respect to any software or documentation within the Transition Services, Nuvectra shall use such software and documentation internally and for their intended purpose only, shall not distribute, publish, transfer, sublicense or in any manner make such software or documentation available to other organizations or persons, and shall not act as a service bureau or consultant in connection with such software; and

(e) a material inducement to GB’s agreement to provide the Transition Services is the limitation of liability and the release provided by Nuvectra in this Agreement.

(f) ACCORDINGLY, EXCEPT WITH REGARD TO THE LIMITED REMEDIES EXPRESSLY SET FORTH HEREIN, NUVECTRA SHALL ASSUME ALL LIABILITY FOR AND SHALL FURTHER RELEASE, DEFEND, INDEMNIFY AND HOLD GB, ANY MEMBER OF THE GB GROUP AND THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS AND AGENTS (ALL AS INDEMNIFIED PARTIES) FREE AND HARMLESS FROM AND AGAINST ALL LOSSES RESULTING FROM, ARISING OUT OF OR RELATED TO THE TRANSITION SERVICES, HOWSOEVER ARISING AND WHETHER OR NOT CAUSED BY THE NEGLIGENCE OR GROSS NEGLIGENCE OF GB, ANY MEMBER OF THE GB GROUP OR ANY THIRD PARTY SERVICE PROVIDER, OTHER THAN THOSE LOSSES CAUSED BY THE WILLFUL MISCONDUCT OF GB OR ANY MEMBER OF THE GB GROUP.

Section 8.3 Express Negligence. THE INDEMNITY, RELEASES AND LIMITATIONS OF LIABILITY IN THIS AGREEMENT (INCLUDING ARTICLES II AND VIII) ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE NEGLIGENCE OR GROSS NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES.

ARTICLE IX

CONFIDENTIALITY

Section 9.1 Confidentiality. Nuvectra and GB each acknowledge and agree that the terms of Section 6.8 of the Separation Agreement shall apply to information, documents, plans and other data made available or disclosed by one party to the other in connection with this Agreement. Nuvectra and GB each acknowledge and agree that any third party Information (to the extent such Information does not constitute Greatbatch Books and Records) provided by any member of the Nuvectra Group to any member of the GB Group after the Distribution Date in connection with the provision of the Transition Services by any member of the GB Group, or generated, maintained or held in connection with the provision of the Transition Services by any member of the GB Group after the Distribution Date, in each case that primarily relates to the Nuvectra Business, the Nuvectra Assets, or the Nuvectra Liabilities, shall not be considered Privileged Information of GB or Confidential Information of GB.

ARTICLE X

FORCE MAJEURE

Section 10.1 Performance Excused. Continued performance of a Transition Service may be suspended immediately to the extent caused by any event or condition beyond the reasonable control of the party suspending such performance (and not involving any willful misconduct of such party), including acts of God, pandemics, floods, fire, earthquakes, labor or trade disturbances, strikes, war, acts of terrorism, civil commotion, electrical shortages or blackouts, breakdown or injury to computing facilities, compliance in good faith with any Law (whether or not it later proves to be invalid), unavailability of materials or bad weather (a “Force Majeure Event”). Nuvectra shall not be obligated to pay any amount for Transition Services that it does not receive as a result of a Force Majeure Event (and the parties hereto shall negotiate reasonably to determine the amount applicable to such Transition Services not received). In addition to the reduction of any amounts owed by Nuvectra hereunder, during the occurrence of a Force Majeure Event, to the extent the provision of any Transition Service has been disrupted or reduced, during such disruption or reduction, (a) Nuvectra may replace any such affected Transition Service by providing any such Transition Service for itself or engaging one or more third parties to provide such Transition Service at the expense of Nuvectra and (b) GB shall cooperate with, provide such information to and take such other actions as may be reasonably required to assist such third parties to provide such substitute Transition Service.

Section 10.2 Notice. The party claiming suspension due to a Force Majeure Event will give prompt notice to the other of the occurrence of the Force Majeure Event giving rise to the suspension and of its nature and anticipated duration.

Section 10.3 Cooperation. Upon the occurrence of a Force Majeure Event, the parties shall cooperate with each other to find alternative means and methods for the provision of the suspended Transition Service.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Entire Agreement. This Agreement, including Schedule A, together with the documents referenced herein (including the Separation Agreement), constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof. To the extent any provision of this Agreement conflicts with the provisions of the Separation Agreement, the provisions of this Agreement shall be deemed to control with respect to the subject matter hereof.

Section 11.2 Binding Effect; No Third-Party Beneficiaries; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns; and nothing in this Agreement, express or implied, is intended to confer upon any other person or entity any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may not be assigned by either party hereto, except with the prior written consent of the other party hereto. Any purported assignment in violation of this Section 11.2 is void.

Section 11.3 Amendment; Waivers. No change or amendment may be made to this Agreement except by an instrument in writing signed on behalf of both of the parties hereto. Either party hereto may, at any time, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by the other with any of the agreements, covenants or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement contained herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 11.4 Notices. Unless otherwise expressly provided herein, all notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to be duly given (i) when personally delivered or (ii) if mailed by registered or certified mail, postage prepaid, return receipt requested, on the date the return receipt is executed or the letter is refused by the addressee or its agent or (iii) if sent by overnight courier which delivers only upon the signed receipt of the addressee, on the date the receipt acknowledgment is executed or refused by the addressee or its agent or (iv) if sent by facsimile or electronic mail, on the date confirmation of transmission is received (provided that a copy of any notice delivered pursuant to this clause (iv) shall also be sent pursuant to clause (i), (ii) or (iii)), addressed to the attention of the addressee’s Chief Financial Officer at the address of its principal executive office or to such other address or facsimile number for a party hereto as it shall have specified by like notice.

Section 11.5 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts and signature pages exchanged by facsimile, and each counterpart shall be deemed an original, but all of which shall constitute the same agreement. Delivery of an executed signature page to this Agreement, and any of the other agreements, documents and instruments contemplated hereby, by facsimile transmission shall be as effective as delivery of a manually signed counterpart hereof or thereof.

Section 11.6 Severability. If any term or other provision of this Agreement or Schedule A is determined by a non-appealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 11.7 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Delaware, without regard to any conflicts of law provisions thereof that would result in the application of the laws of any other jurisdiction.

Section 11.8 Performance. Each party hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such party.

Section 11.9 Relationship of Parties. This Agreement does not create a fiduciary relationship, partnership, joint venture or relationship of trust or agency between the parties. The parties hereto agree that GB (and any other member of the GB Group which performs Transition Services hereunder) is an independent contractor in the performance of Transition Services for the Nuvectra Group under this Agreement.

Section 11.10 Regulations. All employees of GB and the members of the GB Group shall, when on the property of Nuvectra, conform to the rules and regulations of Nuvectra concerning safety, health and security which are made known to such employees in advance in writing.

Section 11.11 Construction. This Agreement shall be construed as if jointly drafted by the parties hereto and no rule of construction or strict interpretation shall be applied against either party. In this Agreement, unless the context clearly indicates otherwise, words used in the singular include the plural and words used in the plural include the singular; and if a word or phrase is defined in this Agreement, its other grammatical forms, as used in this Agreement, shall have a corresponding meaning. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and the neuter. Unless the context otherwise requires, the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and the word “or” shall have the inclusive meaning represented by the phrase “and/or.” The words “shall” and “will” are used interchangeably in this Agreement and have the same meaning. Relative to the determination of any period of time hereunder, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including.” All references herein to a specific time of day in this Agreement shall be based upon Eastern Standard Time or Eastern Daylight Savings Time, as applicable, on the date in question. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Any reference herein to any Article, Section or Schedule means such Article or Section of, or such Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition. As used in this Agreement, the words “this Agreement,” “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision of this Agreement.

The titles to Articles and headings of Sections contained in this Agreement, in any Schedule and in the table of contents to this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement.

Section 11.12 Effect if Separation does not Occur. If the Distribution does not occur, then all actions and events that are, under this Agreement, to be taken or occur effective as of or following the Distribution Date, or otherwise in connection with the Distribution, shall not be taken or occur except to the extent specifically agreed by the parties and neither party shall have any liability or further obligation to the other party under this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GREATBATCH, INC.

By:
Name:
Title:

QIG GROUP, LLC
(to be converted into Nuvectra Corporation)

By:
Name:
Title: